INDEPENDENT AUDITORS' CONSENT


The Board of Trustees
Oppenheimer Municipal Bond Fund:

We consent to the use in this Registration Statement of Oppenheimer Municipal Bond Fund of our report dated August 20, 1999, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" included in the Prospectus, which is also part of such Registration Statement and "Independent Auditors" included in the Statement of Additional Information.


                                    /s/ KPMG LLP

                                    KPMG LLP

Denver, Colorado
November 17, 1999